                                                                    Exhibit 8(A)

             [Skadden, Arps, Slate, Meagher & Flom LLP letterhead]



                                         March __, 1997



American General Corporation
2929 Allen Parkway
Houston, TX 77019

Dear Ladies and Gentlemen:

          We are acting as special counsel to American General Corporation, a Texas corporation ("AGC"), in connection with filing with the United States Securities and Exchange Commission (the "Commission") of the Proxy Statement and Prospectus (the Proxy Statement/Prospectus") relating to the proposed merger (the "Merger") of Home Beneficial Corporation, a Virginia Corporation ("Home Beneficial"), with and into AGC Life Insurance Company, a Missouri Corporation and wholly owned subsidiary of AGC ("AGC Life"), pursuant to the Agreement and Plan of Merger dated as of December 22, 1996 and amended as of January 22, 1997 and March 3, 1997, among AGC, AGC Life and Home Beneficial.

          We hereby confirm, in all material respects, the opinions set forth in the Proxy Statement/Prospectus under the heading "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences of the Merger" (the "Tax Summary") and that, subject to the limitations and assumptions set forth therein, the Tax Summary is a fair and accurate summary of the matters addressed therein, based upon current law.

          This opinion is limited to federal law of the United States and administrative rulings of the Internal Revenue Service as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the Internal Revenue Service that occur after the date hereof.

American General Corporation
March ___, 1997
Page 2




          This opinion is furnished to you solely for your benefit in connection with the filing of the Proxy Statement/Prospectus and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We consent to the use of our name in the Tax Summary and to the filing of this opinion with the Commission as an exhibit to the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                      Very truly yours,